UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.      )

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2008

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation, will be held on Wednesday, June 11, 2008, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors; and

2. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each of the director nominees. Stockholders of record on April 21, 2008 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report for 2007 is enclosed.

By Order of the Board of Directors,

/s/ Clifford K. Bown
Clifford K. Bown
Secretary

Oakbrook Terrace, Illinois

April 28, 2008

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2008

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “ VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 11, 2008, commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. This Proxy Statement, the foregoing Notice of Annual Meeting of Stockholders and the accompanying form of proxy are being released to stockholders on or about April 28, 2008. Holders of record of shares of our common stock at the close of business on April 21, 2008, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report (including our Annual Report on Form 10-K) are available at www.vasco.com.

ANNUAL REPORT

Our Annual Report to Stockholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2007 has been included in the mailing of this Proxy Statement and we recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. You can review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Clifford K. Bown, Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to (i) elect five directors to serve on the Board of Directors (sometimes referred to as the “Board”); and (ii) transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of Common Stock at the close of business on April 21, 2008 are entitled to notice of and to vote at the Annual Meeting. As of April 18, 2008, there were 37,254,581 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for the election of directors, and the affirmative vote of a majority of the votes cast and entitled to vote thereon would be required to act on all other matters to properly come before the Annual Meeting. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed herein. Directions to withhold authority, abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that item) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority, because directors are elected by a plurality of votes cast, will have no effect on the election of directors. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting. Abstentions will have the effect of a vote against the proposal being considered.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted (a) FOR the election of all nominees for election as director as listed herein, and (b) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the Annual Meeting in 2009, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, T. Kendall Hunt, John N. Fox Jr., Jean K. Holley and John R. Walter, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors. The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2008, for each person or entity, other than a director, that we know to beneficially own five percent or more of our common stock. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Munder Capital Management 480 Pierce Street Birmingham, MI 48009	2,962,895	7.96	%(1)

(1)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, which reports that Munder Capital Management has sole voting power with respect to 2,616,810 shares and sole dispositive power with respect to 2,962,895 shares.

The table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2008 for each of our directors, each of our named executive officers, and all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percent of class
T. Kendall Hunt	9,576,112	(2)	25.35%

Jan Valcke	377,885	(3)	1.01%

Cliff Bown	183,048	(4)	*

Michael P. Cullinane	132,300	(5)	*

John R. Walter	90,300	(6)	*

John N. Fox	28,800	(7)	*

Jean Holley	8,520	(8)	*

All Executive Officers and Directors as a Group (7 persons)	10,381,339		26.97%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days after March 31, 2008, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2)	Includes 100,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,011,300 shares held by the estate of Barbara J. Hunt, with Mr. Hunt as executor of the estate, as to which shares Mr. Hunt disclaims beneficial ownership. The amount also includes 520,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days.
(3)	Includes 329,165 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days.
(4)	Includes 139,582 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days.
(5)	Includes 104,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days, and 3,800 deferred shares that vested in January 2008 and may be acquired upon a cessation of service within 60 days.
(6)	Includes 60,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days and 3,800 deferred shares that vested in January 2008 and may be acquired upon a cessation of service within 60 days.
(7)	Includes 15,000 shares that may be acquired pursuant to options which are exercisable at March 31, 2008 or become exercisable within 60 days and 3,800 deferred shares that vested in January 2008 and may be acquired upon a cessation of service within 60 days. Also includes 10,000 shares owned jointly with Mr. Fox’s spouse.
(8)	Includes 505 shares owned by Ms. Holley’s spouse and 3,800 deferred shares that vested in January 2008 and may be acquired upon a cessation of service within 60 days.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors and our executive officers appears below.

T. KENDALL “KEN” HUNT – Mr. Hunt is our Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He is also affiliated with several high-tech early-stage companies, serving as a member of the Board of Directors of Global Med Technologies, Inc. since March 2006, Excellence Nessuah Investments, Ltd. since January 2007, Victory Park Capital L. P. since June 2007, and RedRoller Holdings, Inc. since December 2007. Mr. Hunt is President of the Belgian Business Club of Chicago. Additionally, he is on the Advisory Board for the Posse Foundation, an organization dedicated to providing full college scholarships to urban minority youth leaders through its partnerships with elite universities across the U.S. He holds an MBA from Pepperdine University, Malibu, California, and a BBA from the University of Miami, Florida. Mr. Hunt is 64 years old.

MICHAEL P. CULLINANE — Mr. Cullinane has been a director since April 10, 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Governance and Nominating Committee. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 58 years old.

JOHN N. FOX, JR. — Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director for Cognizant Technology Solutions Corporation. He also serves on a variety of non-profit boards of directors. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 65 years old.

JEAN K. HOLLEY— Ms. Holley was elected to the Board of Directors effective August 1, 2006, and was named to the Audit Committee, Compensation Committee and Governance and Nominating Committee. Since 2004, Ms. Holley has been serving as the Executive Vice President and Chief Information Officer for Tellabs, Inc.. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from the University of Missouri–Rolla, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. She has served on a variety of boards including Illinois Institute of Technology, Northern Illinois University’s College of Engineering & Engineering Technology, University of Missouri – Rolla’s College of Mines & Metallurgy, and the School of Management Information Systems. She served as President of the Academy for Computer Science at UMR and is a currently serving on several boards that include Giant Steps of Illinois, a school for children with autistic spectrum disorders, the Board of Trustees for Missouri University Science and Technology and Illinois Math & Science Academy. Ms. Holley is 48 years old.

JOHN R. WALTER — Mr. Walter has been a director since April 2003 and currently serves a one-year term. He is Chairman of our Governance and Nominating Committee and is a member of our Audit Committee and Compensation Committee. Mr. Walter is Chairman and CEO of Ashlin Management Co., a private investment and management services firm. Mr. Walter also serves as a director for Manpower, Inc., InnerWorkings, Inc., and SNP Corporation of Singapore. He has previously served on the boards of numerous other companies, including Deere & Company and Abbott Laboratories. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation from 1996 to 1997. He served as Chairman and CEO of R.R. Donnelley & Sons Company, a print and digital information management company, from 1989 through 1996. Mr. Walter received a B.S. in Management from Miami University, Oxford, Ohio. Mr. Walter is 61 years old.

Executive Officers

JAN VALCKE — Mr. Valcke is our President & Chief Operating Officer and has held this position since 2002. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 53 years old.

CLIFFORD K. BOWN — Mr. Bown is our Executive Vice President & Chief Financial Officer and has held this position since 2002. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader that provides integrated and embedded communications solutions. From 1991 to 1993, he was CFO for publicly held XL/DATACOMP, a $300 million provider of midrange computer systems and support services in the U.S. and U. K. Mr. Bown also held CFO positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his MBA from the University of Chicago, and he has a CPA certificate. Mr. Bown is 56 years old.

Meetings of the Board of Directors

The Board of Directors met nine times during 2007. Each incumbent director attended at least 75% of the meetings of the Board and any committees upon which they served. As part of their duties, the directors are expected to attend the Annual Meetings. Each of the directors attended last year’s meeting.

The Board of Directors presently has three standing committees, a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of The NASDAQ Stock Market LLC (“NASDAQ”). Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered un-opened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at their next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our web site, www.vasco.com. The primary function of this Committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans; and

•	Providing oversight of the Code of Conduct and Ethics.

The Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The Committee applies the same criteria to nominees recommended by stockholders.

The Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ rules. The members of the Committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are John R. Walter (Chairman), Michael P. Cullinane, John N. Fox, Jr. and Jean K. Holley. The Corporate Governance and Nominating Committee met three times during 2007.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), is composed of three or more independent directors, as required by the NASDAQ rules, including additional independence standards for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our web site, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley and John R. Walter. The Board of Directors has determined that Messrs. Cullinane and Walter qualify as audit committee financial experts, and has designated each person as such. Each year, the Audit Committee recommends to the Board of Directors, the selection of the independent auditors. We are not required under our charter or Bylaws to submit the selection of auditors to a vote of the stockholders. The Audit Committee met ten times during 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, its registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit service, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our registered public accounting firm, KPMG LLP, for services rendered in 2007 and 2006 (in thousands):

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the company’s annual financial statements, the reviews of the financial statements included in the company’s quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings were $507 for the fiscal year ended 2007, (excluding $58 billed and approved by the Audit Committee in 2007 related to 2006) and $468 for the fiscal year ended December 31, 2006.

Audit-Related Fees: There were no audit-related fees paid in 2007 or 2006.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $4 in 2007 and $2 in 2006. The 2007 and 2006 fees relate to foreign subsidiary tax returns.

All Other Fees: No other fees were billed by KMPG LLP for 2007. The aggregate fees billed by KPMG LLP for filing withholding returns on intercompany dividend payments were $4 in 2006.

It is currently the policy of the Audit Committee of the Board of Directors to pre-approve all services rendered by KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2007 and 2006.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met ten times in 2007 and held discussions with management and KPMG. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Statement on Auditing Standards No. 61 communication also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee further considered whether the provision by KPMG of the non-audit services described elsewhere in this Proxy Statement is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
John N. Fox, Jr.
Jean K. Holley
John R. Walter

Compensation Committee

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as defined by the NASDAQ rules. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee also administers VASCO’s annual incentive cash bonus plan and our 1997 Stock Compensation Plan, pursuant to which long-term equity incentive awards are made to the named executive officers. The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley and John R. Walter. The Compensation Committee met seven times during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policy

We operate in the very competitive information technology industry, specializing in internet security and services, which are growing fast and demand constant and market-leading innovation. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to company performance and stockholder returns, because of a greater ability to affect company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•

Compensation should reward performance, both annual and long-term. Accordingly the Compensation Committee believes that at least 60% of total targeted compensation should consist of equity and performance-based compensation, including compensation based on certain performance criteria including achieving annual and three-year cumulative earnings per share (EPS) targets. Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of pay; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in company performance, the level of compensation should ensure that our executives will remain motivated and committed to VASCO and the execution of our long-term strategies.

•

Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the company’s long-term strategies and operational goals. The Compensation Committee believes that EPS growth targets are simple, forthright and are effective in measuring, on a combined basis, VASCO’s achievement of complementary strategic goals such as revenue and margin growth, return on assets and return on equity.

•

The majority of compensation should be tied to company performance and the value of our stock; and, a significant portion of performance-based compensation should be in the form of equity. Accordingly, we do not provide retirement plans or perquisites for our named executive officers. The Compensation Committee believes that this emphasis on performance-based and equity-based compensation is aligned with the opportunities presented by our industry and our business model, and is directly aligned with the interests of our stockholders by linking company EPS milestones to incentive compensation milestones.

The Compensation Committee’s Processes and Procedures

The Compensation Committee makes all determinations regarding the compensation of VASCO’s named executive officers. The Compensation Committee considers the following items to ensure that VASCO’s executive compensation fulfills the Compensation Committee’s guiding principles, and their relationship to the different compensation components are described, below, under “Executive Officer Compensation Components”:

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Assessment of VASCO’s Performance. We use EPS as the performance measure to determine the level of annual and long-term performance-based compensation the named executive officers will receive. The annual EPS targets are based on the approved operating budget, which contains strategies that are consistent with those outlined in our five-year strategic financial plan. The long-term, performance–based compensation is based on the EPS targets in the strategic financial plan, which is reviewed and approved by the Board each year and contains financial projections for the succeeding five-year period. One of the key metrics in our strategic plan is EPS growth, both annually and over the five-year period. As discussed above, the Compensation Committee believes that EPS growth best reflects, on a combined basis, success in the implementation of VASCO’s key business strategies. Accordingly, the Compensation Committee has determined that targeted EPS, calculated on a fully diluted basis and based on VASCO’s operating budget and strategic plan, is the appropriate measure for determining the annual and long-term incentive awards. The Compensation Committee aligns the named executive officers’ targets with VASCO’s targeted EPS growth projections over a one-year and three-year period, so that the named executive officers are appropriately incentivized to achieve VASCO’s strategic plan milestones.

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Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and company objectives) to be accomplished in the year. These goals are aligned with key company strategic initiatives for the year. The proposed goals of each named executive officer, other than our chief executive officer, are reviewed and discussed by the individual and our chief executive officer before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our chief executive officer in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed three times during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. Also, the Compensation Committee has the option to reduce the annual incentive award by up to 10 percent if the individual executive’s performance did not meet his annual goals.

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Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly-traded software and internet security companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that are included in this peer group are determined by the Compensation Committee after consultation with Hewitt Associates, the Compensation Committee’s compensation consultant, with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies. The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies.

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Analysis in Establishing 2007 Compensation Levels. There were ten companies in the peer group reviewed by the Compensation Committee as part of establishing 2007 compensation levels for the named executive officers: ActivIdentity Corporation, Entrust Inc., Internet Security Systems Inc., RSA Security (now a wholly owned subsidiary of EMC Corporation), Safenet Inc., Saflink Corp., Secure Computing Corporation, SonicWALL Inc., VeriSign Inc. and Watchguard Technologies. We compared the 2006 compensation at plan of VASCO’s three executive officers with the expected compensation of the CEO, COO and CFO of the peer companies (based on their reported 2005 compensation, increased by 3.5% in accordance with the consultant’s recommendation). The Committee noted that the combined total compensation for VASCO’s executives was below the median of the combined total compensation for the comparable executives of the peer companies.

In addition to the peer company data, the consultant provided the Compensation Committee with information from the consultant’s proprietary Total Compensation MeasurementTM (TCM) data that was reviewed by the Compensation Committee in establishing 2007 compensation levels for the named executive officers. Because of the large variance in size of the companies comprising the TCM data, at the request of the Compensation Committee, the consultant used regression analysis to adjust the compensation data for differences in revenue to a value approximating VASCO’s 2005 revenue adjusted for annualization. This review, together with the Compensation Committee’s review of the peer company information, led to the Compensation

Committee’s subjective decision to use the 75th percentile of the TCM data as a guideline in establishing total compensation levels for our named executive officers for 2007. The Compensation Committee considered this to be appropriate in light of its executive compensation policy and the performance of VASCO and our named executive officers. In determining the reasonableness of the compensation decisions, the Committee compared the combined total compensation for our named executive officers with the total combined compensation at the 75th percentile of the TCM data (based on 2005 TCM data increased by 3.5% as recommended by the consultant). The combined 2007 total compensation of VASCO’s three named executives of $2,373,000, was at the 75th percentile of the TCM data, as adjusted.

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Analysis in Establishing 2008 Compensation Levels. There were seven companies in the peer group reviewed by the Compensation Committee as part of establishing 2008 compensation levels for the named executive officers (based on the compensation information of the peer group companies for 2006 as adjusted for annualization by giving effect to an estimated annual compensation increase of 3.8% for each of 2007 and 2008 at each of the peer companies): ActivIdentity Corporation; Entrust, Inc.; Secure Computing Corporation; SonicWALL, Inc.; Sourcefire, Inc.; Tumbleweed Communications Corp. and Websense, Inc. VASCO’s revenue for 2006 was 80% of the median annualized 2006 revenue for the group. For the three years ended December 31, 2007, VASCO delivered a three-year compound annual growth in revenue of 49% and a three-year average return on equity for those years of 35%, while the median growth for the peer group over the same period was 27% and the median three year average return on equity was negative. The Compensation Committee did not use TCM data in setting 2008 compensation levels, but instead determined, in its subjective judgment, to use the 50th percentile of the peer group as a guideline in establishing total compensation levels for our named executive officers for 2008. The Compensation Committee considered this to be appropriate in light of its executive compensation policy, existing compensation levels and the performance of VASCO and our named executive officers.

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Meetings. The Compensation Committee meets several times each year (six times in 2007). Committee agendas are established by the committee chair in consultation with the other Compensation Committee members.

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Role of the Independent Consultant. The Compensation Committee retained Hewitt Associates, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2007 and 2008. The consultant:

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Has advised the Compensation Committee regarding compensation trends and best practices, plan design and the reasonableness of individual compensation rewards in comparison to comparable positions at other companies;

•	Provided the TCM data used by the Compensation Committee in setting 2007 compensation levels;

•	Provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2007 and 2008;

•	Provided information regarding compensation practices at the companies determined by the Compensation Committee to comprise the peer company group for the applicable year;

•	Provided performance and payout award prevalence statistics derived from the consultant’s proprietary database of compensation paid by a general group of service companies;

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After consultation with the committee chair, determined the assumptions to be used in calculating and calculated the discount factors used in determining the value of restricted stock and performance shares awarded to the named executive officers as long-term incentive compensation;

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Provided information regarding non-employee director compensation at various companies, including the peer companies used for determining executive compensation and other information regarding general trends in director compensation (discussed further under “Director Compensation,” below); and

•	Assisted the Compensation Committee in developing recommendations to the Board regarding non-employee director compensation levels for 2007 and 2008.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reports directly to the Compensation Committee and does not provide any services to management.

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Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals which are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our chief executive officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the chief executive officer’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the chief executive officer’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the chief executive officer concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with the compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

Executive Compensation Components

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation:

Base Salary

Base salary is the guaranteed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

Mr. Hunt

In establishing Mr. Hunt’s base salary for 2007 and 2008, the Compensation Committee assessed Mr. Hunt’s performance for the previous year. It considered VASCO’s performance and Mr. Hunt’s accomplishment of the personal goals that had been established in December of the preceding year, and its own assessment of his performance. The Compensation Committee also took into account Mr. Hunt’s significant ownership of VASCO.

Accordingly, in its subjective judgment, the Compensation Committee set Mr. Hunt’s base salary at $300,000 for 2007.

In making its assessment when setting Mr. Hunt’s 2008 base salary, the Compensation Committee noted VASCO’s three-year compound annual growth in revenue, three-year EPS growth and three-year average return on equity, in each case for the three years ended December 31, 2007 based on annualized information available to the Compensation Committee in December 2007. The Compensation Committee also noted that Mr. Hunt’s base salary for 2007 was 30% below the estimated median salary for chief executive officers of the peer group companies in 2007, and that the Compensation Committee had determined to target 2008 total compensation at the 50th percentile of VASCO’s peer group. Accordingly, after also giving consideration to Mr. Hunt’s significant ownership of VASCO, the Compensation Committee, in its subjective judgment, increased Mr. Hunt’s base salary 16.7% to $350,000 for 2008.

Other Named Executive Officers

In establishing base salary for our other named executive officers for 2007 and 2008, the Compensation Committee assessed their respective performance for the previous year. It considered VASCO’s performance and their accomplishment of the personal goals that had been established in December of the preceding year, and its own assessment of their performance.

Mr. Valcke

In setting Mr. Valcke’s 2007 base salary, the Compensation Committee took into consideration his blended executive duties and responsibilities, including sales, marketing and personnel matters, and VASCO’s lean executive structure. Accordingly, the Compensation Committee, in its subjective judgment, set Mr. Valcke’s base salary at 300,000 Euros (or approximately $390,000 based on the exchange rate in effect at the time) for 2007, an 11.1% increase from the prior year.

In making its assessment when setting 2008 base salary for Mr. Valcke, the Compensation Committee recognized Mr. Valcke’s contribution to VASCO’s financial performance in 2007 and 2006 as compared with its peer companies for 2006. It noted his leadership in developing and implementing an aggressive hiring plan in 2007, to grow the sales and marketing organization to support continued rapid growth in revenue, the acquisition of new customers and the penetration of new markets. The Compensation Committee also considered

Mr. Valcke’s leadership in the successful implementation of a new software licensing and pricing structure in 2007. The Compensation Committee noted that these and other successfully implemented strategies continued to produce strong profit margins for the company. Based on these factors, the Compensation Committee subjectively determined to increase Mr. Valcke’s base salary for 2008 to 310,000 Euros (or approximately $444,943 based on the exchange rate in effect on December 20, 2007, when the decision was made), a 3.3% increase that places his salary above the median for the estimated 2007 salaries for officers in comparable positions at the peer group companies. The Compensation Committee, in its subjective judgment, believes his 2008 salary is consistent with his responsibilities, which the Compensation Committee believes are broader than those of officers in comparable positions at peer group companies, and is consistent with the Compensation Committee’s assessment of his performance.

Mr. Bown

In setting Mr. Bown’s base salary for 2007, the Compensation Committee considered his added responsibilities, including oversight of human resources and his relocation to Zurich, Switzerland to establish VASCO’s new European headquarters. Accordingly, the Compensation Committee, in its subjective judgment, set Mr. Bown’s base salary at $250,000 for 2007, a 13.6% increase from the prior year.

In making its assessment when setting 2008 base salary for Mr. Bown, the Compensation Committee reviewed Mr. Bown’s performance in 2007 and gave particular weight to his leadership in the establishment of VASCO’s new international headquarters in Zurich, Switzerland. In addition, it considered his success in building the company’s infrastructure needed to support the increased size of the company and anticipated growth of the workforce. This included his hiring and successfully integrating into the organization a director of worldwide human resources, a director of contracts and compliance, and a chief information officer, all of whom report to Mr. Bown. Accordingly, the Compensation Committee, in its subjective judgment, increased Mr. Bown’s base salary for 2008 to $275,000, a 10% increase which places his salary at the median for 2007 salaries for officers in comparable positions at the peer group companies.

Annual Cash Incentive Compensation

Each of the named executive officers is eligible to receive an annual cash bonus the amount of which is based on the level of EPS (calculated on a fully diluted basis) actually achieved for the year compared to the targeted level of EPS for that year. As previously discussed, the Compensation Committee believes that EPS is the most appropriate performance measure; and, the annual EPS target is derived from VASCO’s operating budget. Consequently, if the executive officers fail to successfully execute or manage the key actions assumed in the operating budget, the targeted EPS likely will not be achieved. While the Compensation Committee can, and in the future may, consider establishing targets for other factors to determine the annual incentive cash bonus, the Compensation Committee established a target EPS as the only target for 2007 and 2008 annual incentive compensation.

The annual incentive cash bonus target, which is established in February each year, is set as a percentage of each named executive officer’s base salary. The following payout curve, based on the actual EPS achieved, was established for annual cash bonuses paid for performance in 2007 and 2008:

Actual EPS as a Percent of Target EPS	Level of Payout as a Percent of Target
Less than 80%	0%
80% to 90%	50% to 75%
100%	100%
110% to 140%	130% to 150%

Payment for performance between stated levels is interpolated.

The performance target to earn annual incentive compensation for 2007 was based on the 2007 operating budget approved by the Board in December 2006; and the EPS target, based on that budget, was approved by the Compensation Committee in February 2007. In February, 2008, the Compensation Committee reviewed the actual EPS for the year ended December 31, 2007, which was $0.55, or 134.2% of the target EPS of $0.41 established in February, 2007, for performance in 2007. Accordingly, the Compensation Committee approved cash bonus awards of 146.1% of each executive’s targeted bonus. The bonus awards for 2007 performance were:

	2007 Bonus as a Percent of Base Salary
	Target	Actual	Cash Bonus Paid
Mr. Hunt	65%	94.86%	$284,890
Mr. Valcke	75%	109.57%	€328,720	(1)
Mr. Bown	60%	87.66%	$219,146

(1)	Mr. Valcke’s base salary is paid in Euros. Based on the exchange rate on February 19, 2008, the date the bonus was paid, of 1.4742 USD/Euro, Mr. Valcke’s bonus was equivalent to $484,599.

In January 2008, the Compensation Committee established the following annual bonus targets for 2008 (expressed as a percentage of 2008 base salary): Mr. Hunt, 70%; Mr. Valcke, 80%; Mr. Bown, 60%. At that time, the Compensation Committee determined that the performance target to earn 2008 annual incentive compensation would be the budgeted EPS for 2008, which was approved by the Board in December 2007. The Compensation Committee believes that it is likely that the named executive officers will achieve the budgeted EPS target for payment of the annual incentive at the 100% level. The Compensation Committee believes that it will require exceptional performance by VASCO and the named executive officers to achieve payout at the maximum award level.

Other Compensation and Benefits

Long-Term Incentives

Long-term incentive awards for 2007 were granted pursuant to our 1997 Stock Compensation Plan, which was amended and restated with the approval of our stockholders in 1999. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our share performance will, to a great extent, be a direct result of our executives’ and key employees’ performance.

The stock compensation plan provides that options or other forms of stock compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine. All annual awards of stock-based compensation under the plan are granted at the Compensation Committee’s regular meeting in January of each year.

In determining awards for 2007, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with companies in the 75th percentile of the TCM data provided by the consultant. Accordingly, the Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary. Half of the target economic value was granted as restricted stock and the other half of the target value was granted as performance shares. Shares of restricted stock are shares of common stock that vest over time as long as the recipient remains employed by VASCO, and performance shares are shares of stock that vest only upon VASCO’s achievement of certain performance targets. The Compensation Committee believes this mix of long-term incentives enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believes the 50/50 mix of a restricted stock award and a performance-based award best aligns the named executive officers’ interests with those of our stockholders.

On the grant date, the economic value was converted into the equivalent number of shares by dividing the economic value by the closing price of VASCO’s common stock on the grant date and applying a discounted economic value that had been calculated by the compensation consultant. The discount factor considers the time value of money, the risk of forfeiture, and, in the case of performance awards, the likelihood of achieving the performance target. For the January 2007 awards, as a result of the discount rates applied to the restricted stock awards and performance share awards, a share of restricted stock was given an economic value of 90% of the stock’s price on the grant date and a performance share was given an economic value of 59.6% of the stock’s price on the grant date. For the January 2008 awards, as a result of the discount rates applied to the restricted stock awards and performance share awards, a share of restricted stock was given an economic value of 90.38% of the stock’s price on the grant date and a performance share was given an economic value of 74.04% of the stock’s price on the grant date.

Each restricted stock award granted as part of 2007 or 2008 long-term incentive compensation vests in equal annual installments on the first four anniversaries of the date of grant. Each performance share award will vest upon the achievement of a cumulative EPS target for a three-year period. Under the terms of the 2007 performance share awards, no shares will vest if the cumulative EPS target is not met and no additional shares will be earned if the cumulative EPS target is exceeded. The unvested portions of restricted stock awards and performance share awards are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, the restricted stock awards and performance share awards will vest in full.

For the performance share awards made in January 2008, the Compensation Committee adopted a payout curve that allows for a threshold payout and a maximum payout, as follows:

Actual EPS as a Percent of Target EPS	Level of Payout as a Percent of Target
Less than 80%	0%
80%	50%
100%	100%
140%	125%

Payment for performance between stated levels is interpolated.

The EPS targets for the performance shares coincides with the projected EPS in VASCO’s five-year strategic financial plan for the three-year period beginning on January 1 of the year in which the award is granted. The Compensation Committee expects that the EPS targets of the long-term incentive awards made in 2007 and 2008 most likely will be achieved. The Compensation Committee believes that it will require exceptional performance by VASCO and the named executive officers to achieve payout at the maximum award level for the awards made in 2008.

For 2007, the Compensation Committee, in its subjective judgment, intending that total compensation for each named executive officer approximate the 75th percentile of the TCM data, targeted the following economic values to the named executive officers for long-term incentive awards:

•	Mr. Hunt - $360,000, or 120% of base salary. Accordingly, he received a restricted stock award of 13,400 shares and a performance shares award of 20,200 shares.

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Mr. Valcke - 210,000 Euros (approximately $271,740 as of the grant date, based on the exchange rate on such date of 1.294 USD/Euro), or 70% of base salary. Accordingly, he received a restricted stock award of 10,200 shares and a performance share award of 15,300 shares.

•	Mr. Bown - $162,500, or 65% of base salary. Accordingly, he received a restricted stock award of 6,100 shares and a performance share award of 9,100 shares.

For 2008, the Compensation Committee, in its subjective judgment, intending that total compensation for each named executive officer be at the 50th percentile of the peer group, targeted the following economic values to the named executive officers for long-term incentive awards:

•	Mr. Hunt – $420,000, or 120% of base salary. Accordingly, he received a restricted stock award of 10,610 shares and a performance shares award of 12,951 shares.

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Mr. Valcke – 217,000 Euros (or approximately $318,187 based on the exchange rate in effect on December 20, 2007, when the decision was made), or 70% of base salary. Accordingly, he received a restricted stock award of 8,003 shares and a performance share award of 9,769 shares.

•	Mr. Bown - $220,000, or 80% of base salary. Accordingly, he received a restricted stock award of 5,557 shares and a performance share award of 6,784 shares.

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke is provided use of a company automobile. Mr. Bown, upon his relocation to Zurich, Switzerland to establish VASCO’s European Headquarters, was provided certain compensation and allowances as described further under “Employment Agreements,” including an allowance for housing, an automobile, certain other relocation expenses and tax equalization.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team.

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the annual amount of compensation that VASCO may deduct to $1,000,000 for any named executive officer. An exception to this regulation is for performance-based compensation which meets certain requirements of the code. Awards made under the Compensation Plan may qualify as performance-based compensation under Section 162(m) of the Code. However, not all grants that may be made under the plan or that have been made under the plan meet all requirements for deductibility under Section 162(m) of the code. However, unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plan to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, but continues to monitor the issue.

Summary Compensation Table

The following table provides selected information concerning the compensation earned during the fiscal year ended December 31, 2007 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s only other executive officer who served in positions other than principal executive officer or principal financial officer at the end of 2007 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary(1)		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)		All Other Annual Compensation (4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2007	$300,000		$231,278	$1,790	$284,890		$12,010	$829,968
	2006	$270,000		$78,258	$90,934	$210,000		$—	$649,192

Jan Valcke President and Chief Operating Officer	2007	$411,743	(5)	$219,534	$118,342	$451,160	(6)	$14,296	$1,215,075
	2006	$338,600	(5)	$101,186	$182,012	$263,356	(6)	$13,062	$898,216

Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	2007	$250,000		$130,467	$59,171	$219,146		$156,876	$815,660
	2006	$220,000		$60,004	$91,025	$144,000		$—	$515,029

(1)	Salary represents base salary earned in the fiscal year indicated.
(2)	The amounts reflected represent the U.S. Dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) and exclude any estimate of forfeitures related to service-based vesting conditions. Such amounts may include amounts recognized for awards granted during 2007 and prior fiscal years. Please refer to Note 9, “Stock Based Compensation,” of VASCO’s consolidated financial statements for 2007 included in this Annual Report on Form 10-K for a discussion of assumptions relevant to the calculation of such amounts. All awards were granted under VASCO’s 1997 Stock Compensation Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.
(3)	Represents the annual cash bonus paid for VASCO’s EPS performance for the year indicated, as described further in the “Compensation Discussion and Analysis,” above.
(4)	The compensation comprising the named executive officers’ “All Other Compensation” for 2007 consisted of:

•	Mr. Hunt – company matching 401(k) contributions of $4,813, and imputed income from employee benefit insurance premiums made by the company of $7,194.

•	Mr. Valcke – $14,296 (or 10,416 Euros) car allowance, translated at the 2007 average exchange rate of 1.375 USD/Euro.

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Mr. Bown – imputed income from employee benefit insurance premiums made by the company of $6,937; relocation allowances totaling $147,765 in connection with his two-year assignment to oversee VASCO’s new European headquarters in Zurich, Switzerland (consisting primarily of $71,300 in monthly rent, goods and services allowances, $30,000 auto allowance, $30,000 furniture and appliance allowance, and $10,000 in relocation incidentals); and a tax gross up of $2,714 with respect to these allowances.

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was €310,000 and €300,000 in 2007 and 2006, respectively. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate for 2007 (1.375 USD/Euro) and 2006 (1.256 USD/Euro), respectively.
(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was €337,500 and €210,000 for performance for 2007 and 2006, respectively. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the payment date exchange rate in 2007 (1.294 USD/Euro) and 2006 (1.4353 USD/Euro), respectively.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						Estimated Future Payouts Under Equity Incentive Plan Awards (3)	All Other Stock Awards: Stock or Units (4) (#)	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold		Target		Maximum		Target (#)
T. Kendall Hunt Chairman and Chief Executive Officer
	1/10/07	$97,500		$195,000		$292,500
	1/10/07							20,200		$302,394	(5)
	1/10/07								13,400	$200,598	(6)

Jan Valcke President and Chief Operating Officer
	1/10/07	$154,404	(2)	$308,807	(2)	$463,211	(2)
	1/10/07							15,300		$229,041	(5)
	1/10/07								10,200	$152,694	(6)

Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary
	1/10/07	$75,000		$150,000		$225,000
	1/10/07							9,100		$136,227	(5)
	1/10/07								6,100	$91,317	(6)

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2007 upon achievement of certain EPS target levels for the year. The threshold, target and maximum award amounts are based on percentages of each named executive officer’s actual base salary for 2007. The actual award amounts for the 2007 performance period were paid to the named executive officers in February 2008, and are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”
(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the exchange rate on the date on which the annual cash bonus was paid (1.4353 USD/Euro).
(3)	Performance shares granted under the 1997 Stock Compensation Plan will vest only if VASCO achieves a specified cumulative EPS for the three year period ending December 31, 2009. Under these performance share awards, either the entire award will vest or none of it will vest, so the “threshold” and “maximum” columns have been omitted. The performance shares also will vest upon a change of control of VASCO.
(4)	Shares of restricted stock granted under the 1997 Stock Compensation Plan vest in equal annual installments on the first four anniversaries of the date of grant if the holder is still employed by the company on each such date, as further discussed in the “Compensation Discussion and Analysis,” above. The shares of restricted stock also will vest upon a change of control of VASCO.
(5)	The grant date fair value is computed in accordance with FAS 123(R) and reflects the value of the performance shares on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.
(6)	The grant date fair value is computed in accordance with FAS 123(R) and reflects the value of the restricted stock on the date the award was granted. The value is the product of the total number of shares awarded multiplied by the closing stock price on the date of the award. This amount reflects the total cost that will be recognized on a straight line basis, in the financial statements, over the term of the award.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

Mr. Hunt’s employment agreement is dated November 20, 2002. Under the terms of his agreement, in the event he is terminated without cause or he quits for good reason, whether after a change in control of VASCO or not, Mr. Hunt will continue to receive his base pay and any applicable incentive compensation over a 24-month period. In the event of a change in control, if any payment or benefit to be received by Mr. Hunt would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Hunt to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Hunt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hunt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Valcke’s employment agreement is dated June 29, 2005. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, whether after a change in control of VASCO or not, Mr. Valcke will continue to receive his base pay and any applicable incentive compensation over a 24-month period. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Bown’s employment is dated January 1, 2003. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, whether after a change in control of VASCO or not, Mr. Bown will continue to receive his base pay and any applicable incentive compensation over a 12-month period. In the event of a change in control, if any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the Internal Revenue Code, VASCO will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 3 or 12 months, depending on the nature of the termination.

On February 26, 2007, VASCO entered into a supplemental employment agreement with Mr. Bown with respect to special terms and conditions applicable to his assignment in Zurich, Switzerland to establish VASCO’s European Headquarters. The agreement provides for a relocation allowance of $10,000, a goods and services allowance of $2,630 per month, a housing and utilities allowance of $4,500 per month, and a car allowance of $30,000. In addition, it also provides for up to $5,000 to assist with home finding and local orientation, payment for two days of cultural training for Mr. Bown and his partner, up to $5,000 for work-related costs for Mr. Bown’s partner and payment of travel costs for Mr. Bown and his partner to return to the U.S. twice for home leave during each 12 month period.

2007 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Unearned Shares Have That Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Name	Exercisable	Unexercisable
T. Kendall Hunt
Award Dated:
1/11/1999(1)	30,000	—	3.125	1/11/09	—	—	—	—
1/11/2000(1)	30,000	—	8.875	1/11/10	—	—	—	—
11/30/2001(1)	90,000	—	1.250	11/30/11	—	—	—	—
1/9/2002(1)	120,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(1)	125,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(3)	125,000	—	2.530	1/8/14	—	—	—	—
1/24/2006(4)	—	—	—	—	26,250	732,900	—	—
1/10/2007(4)	—	—	—	—	13,400	374,128	—	—
1/10/2007(5)	—	—	—	—	—	—	20,200	563,984

Jan Valcke
Award Dated:
1/9/2002(2)	50,000	—	2.270	1/9/12	—	—	—	—
1/9/2003(2)	100,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(2)	100,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(4)	72,915	27,085	6.380	1/14/12	—	—	—	—
1/14/2005(6)	—	—	—	—	7,500	209,400	—	—
1/24/2006(6)	—	—	—	—	26,250	732,900	—	—
1/10/2007(6)	—	—	—	—	10,200	284,784	—	—
1/10/2007(5)	—	—	—	—	—	—	15,300	427,176

Clifford K. Bown
Award Dated:
1/9/2003(3)	50,000	—	0.720	1/9/13	—	—	—	—
1/8/2004(3)	50,000	—	2.530	1/8/14	—	—	—	—
1/14/2005(3)	36,457	13,543	6.380	1/14/12	—	—	—	—
1/14/2005(7)	—	—	—	—	5,000	139,600	—	—
1/24/2006(7)	—	—	—	—	15,000	418,800	—	—
1/10/2007(7)	—	—	—	—	6,100	170,312	—	—
1/10/2007(5)	—	—	—	—	—	—	9,100	254,072

(1)	All of Mr. Hunt’s unexercised options are fully vested.
(2)	With respect to Mr. Valcke’s unexercised options: (a) the options granted on January 9, 2002 (for 50,000 shares) and the options granted on January 9, 2003 and January 8, 2004 (each for 100,000 shares) are fully vested; and (b) the option granted on January 17, 2005 (for 100,000 shares) vests monthly with respect to 1/48 of the original underlying shares until fully vested.

(3)	With respect to Mr. Bown’s unexercised options: (a) the options granted on January 9, 2003 and January 9, 2004 (each for 50,000 shares) are fully vested; and (b) the option granted on January 17, 2005 (for 50,000 shares) vests monthly with respect to 1/48 of the original underlying shares until fully vested.
(4)	With respect to Mr. Hunt’s unvested restricted shares: (a) of those granted on January 24, 2006, 8,750 shares vested on January 24, 2008 and 8,750 shares will vest on each of January 24, 2009 and January 24, 2010; and (b) of those granted on January 10, 2007, 3,350 shares vested on January 10, 2008 and 3,350 shares will vest on each of January 10, 2009, January 10, 2010 and January 10, 2011.
(5)	Performance shares that will vest upon VASCO’s achievement of a cumulative EPS target for the three-year period ending December 31, 2009. No such performance shares will vest if the cumulative EPS target is not met and no additional shares will be earned if the cumulative EPS target is exceeded.
(6)	With respect to Mr. Valcke’s unvested restricted shares: (a) of those granted on January 17, 2005, 3,750 shares vested on January 17, 2008 and 3,750 shares will vest on January 17, 2009; (b) of those granted on January 24, 2006, 8,750 shares vested on January 24, 2008 and 8,750 shares will vest on each of January 24, 2009 and January 24, 2010; and (c) of those granted on January 10, 2007, 2,550 shares vested on January 10, 2008 and 2,550 shares will vest on each of January 10, 2009, January 10, 2010 and January 10, 2011.
(7)	With respect to Mr. Bown’s unvested restricted shares: (a) of those granted on January 17, 2005, 2,500 shares vested on January 17, 2008 and 2,500 shares will vest on January 17, 2009; (b) of those granted on January 24, 2006, 5,000 shares vested on January 24, 2008 and 5,000 shares will vest on each of January 24, 2009 and January 24, 2010; and (c) of those granted on January 10, 2007, 1,525 shares vested on January 10, 2008 and 1,525 shares will vest on each of January 10, 2009, January 10, 2010 and January 10, 2011.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2007 held by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
T. Kendall Hunt	125,000	$1,858,750	8,750	$129,237.50
Jan Valcke	55,000	$1,107,644	12,500	$185,375.00
Clifford K. Bown	75,000	$1,539,780	7,500	$111,275.00

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the company pursuant to their employment agreements and the company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2007, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2007.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under the employment agreements means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the company (other than on behalf of the company, or with the prior written consent of the Board of the company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the company’s Code of Conduct and Ethics.

•	“Good Reason” under the employment agreements means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the company to continue at least its customary base compensation payments to the named executive officer.

Mr. Hunt’s and Mr. Bown’s employment agreements also define “Good Reason” to include:

(iv)	the Company’s (or any direct or indirect subsidiary thereof) requiring the named executive officer to be based at any office or location other than the office occupied by the named executive officer as of the date of the employment agreement or a reasonably comparable office located within a 40-mile radius of such office (Mr. Bown’s supplemental employment agreement dated February 26, 2007 provides for his temporary relocation to Zurich, Switzerland).

Any good faith determination of “Good Reason” made by the named executive officer is conclusive.

•

The definition of a “Change in Control” under the employment agreements is summarized below and is generally consistent with the comparable definition in the 1997 Stock Compensation Plan, as amended. Potentially significant differences are noted in the footnotes at the end of the definition:

(i)

An acquisition by any person of beneficial ownership of 25%[1] or more of either (1) the then outstanding shares of our common stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(4) any acquisition by any person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) noted below; or

(ii)	Within any period of 24 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for these purposes, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

The approval by our stockholders[2] of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the company or all or substantially all of the company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (2) no Person (other than the company, any employee benefit plan (or related trust) sponsored or maintained by the company, by any corporation controlled by the company, or by such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 25%[1] of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the company prior to the Corporate Transaction, and (3) individuals who were members of the Board immediately prior to the approval by our stockholders of such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The approval by our stockholders of a complete liquidation or dissolution of the company, other than to a corporation pursuant to a transaction which would comply with clauses (1), (2) and (3) of subsection (iii) noted above, assuming for this purpose that such transaction were a Corporate Transaction.

Footnotes:

(1)	The change in control threshold percentage in the 1997 Stock Compensation Plan, as amended, is 20% rather than 25%.
(2)	The triggering event in the 1997 Stock Compensation Plan is consummation of a transaction rather than stockholder approval.

The amounts in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

Potential Payments upon Termination or Change in Control dated December 31, 2007

	Termination by company without cause or by named executive officer for good reason, without a Change in Control (1)	Termination by company without cause or by named executive officer for good reason, in the event of a Change in Control (1)	Change in control (2)
T. Kendall Hunt, Chairman and Chief Executive Officer

Base salary(3)	$600,000	$600,000	$—
Annual cash bonus(4)	—	390,000	—
Restricted stock(5)(6)	—	1,107,028	1,107,028
Performance shares(5)(7)	—	563,984	563,984
Excise tax gross-up(8)	—	861,746	394,205

Total	$600,000	$3,522,758	$2,065,217

Jan Valcke, President and Chief Operating Officer

Base salary(3)(9)	$883,200	$883,200	$—
Annual cash bonus(4)(9)	—	662,400	—
Stock options(5)(10)	—	583,411	583,411
Restricted stock(5)(11)	—	1,227,084	1,227,084
Performance shares(5)(12)	—	427,176	427,176

Total	$883,200	$3,783,271	$2,237,671

Clifford K. Bown, Executive Vice President, Chief Financial Officer and Secretary

Base salary(3)	$250,000	$250,000	$—
Annual cash bonus(4)	—	150,000	—
Stock options(5)(13)	—	291,716	291,716
Restricted stock(5)(14)	—	728,712	728,712
Performance shares(5)(15)	—	254,072	254,072
Excise tax gross-up(8)	—	334,472	—

Total	$250,000	$2,008,972	$1,274,500

(1)	Refers to a Change in Control under the named executive officer’s employment agreement. Note that such a Change in Control would likely also constitute a Change in Control under the 1997 Stock Compensation Plan, as amended.
(2)	Refers to a Change in Control under the 1997 Stock Compensation Plan, as amended.
(3)	Pursuant to the employment agreement further described above under “Employment Agreements,” the company will continue to pay the named executive officer regular payments of his base salary at the rate in effect at the time of termination, for his severance period. When termination results from a termination without cause by the company after a Change in Control under the employment agreement or a termination by the named executive officer for good reason in the event of a Change in Control under the employment agreement, the named executive officer may elect to receive, instead of continuation of such regular payments, a lump sum payment equal to the present value of the stream of such monthly payments. Each named executive officer is subject to certain non-competition restrictions for the duration of his severance period. The severance period for each of Mr. Hunt and Mr. Valcke is 24 months, unless he is terminated without cause and no change of control has occurred, in which case the severance period is 12 months. The severance period for Mr. Bown is 12 months.
(4)	Pursuant to the employment agreement further described above under “Employment Agreements,” the company will continue to pay the named executive officer regular payments of his incentive compensation at the rate in effect at the time of termination, for his severance period.
(5)

Upon a Change in Control under the 1997 Stock Compensation Plan, all of the named executive officer’s unvested stock options, restricted stock and performance shares will become fully vested. Additional information regarding the terms of restricted stock and performance shares is provided above under “Compensation Discussion and Analysis” and in the footnotes to the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table. Additional information regarding the terms of the stock options is provided above in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.

(6)	Represents the value of 39,650 shares of restricted stock held by Mr. Hunt on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share).
(7)	Represents the value of 20,200 performance shares held by Mr. Hunt on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share), and assumes payout of the performance shares at the 100% level.
(8)	Represents an amount to cover the “gross up” for excise taxes imposed under the Internal Revenue Code on payments and benefits received by the named executive officer, in order to preserve the after-tax value of such payments and benefits to the named executive officer.
(9)	Mr. Valcke’s cash compensation, including his base salary and annual cash bonus, is paid and denominated in Euros. These amounts reflect the U.S. Dollar equivalent of his base salary and incentive compensation converted from Euros based on the exchange rate on December 31, 2007 (1.472 USD/Euro).
(10)	Represents the value of unvested options held by Mr. Valcke on December 31, 2007, to purchase 27,085 shares of our common stock at the exercise price of $6.38. The value of the accelerated options is calculated on a per share basis as the excess of the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share) over the per share exercise price of such options.
(11)	Represents the value of 43,950 shares of restricted stock held by Mr. Valcke on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share).
(12)	Represents the value of 15,300 performance shares held by Mr. Valcke on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share)), and assumes payout of the performance shares at the 100% level.
(13)	Represents the value of unvested options held by Mr. Bown on December 31, 2007, to purchase 13,543 shares of our common stock at the exercise price of $6.38. The value of the accelerated options is calculated on a per share basis as the excess of the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share) over the per share exercise price of such options.
(14)	Represents the value of 26,100 shares of restricted stock held by Mr. Bown on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share).
(15)	Represents the value of 9,100 performance shares held by Mr. Bown on December 31, 2007, based on the closing price of our common stock listed on The NASDAQ Stock Market on December 31, 2007 ($27.92 per share), and assumes payout of the performance shares at the 100% level.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In 2006 and in 2007, our Compensation Committee engaged the compensation consultant to conduct a study of compensation paid to directors at companies of comparable size, including the use of equity as a component of compensation. Based upon the information that the compensation consultant submitted to the Compensation Committee, the Compensation Committee, in its subjective judgment, recommended, and the Board approved the following compensation for non-employee directors for 2007:

Director annual retainer:	$35,000
Non-chair, per committee membership fee:	$3,000
Audit committee chairman fee:	$10,000
Other committee chairman fee:	$5,000
Non-cash/equity component:	$50,000

We do not pay separate director fees for meeting attendance. For 2007, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 10, 2007 to each of the non-employee directors in the form 3,800 deferred restricted stock units based on the closing share price on January 10, 2007, of $14.97 per share. The economic value of $50,000 was converted into the equivalent number of deferred restricted stock units by dividing the economic value by the closing price of VASCO’s common stock on the grant date and applying a discounted economic value that had been calculated by the compensation consultant at the request of the Compensation Committee. The discount factor considers the time value of money and the risk of forfeiture. For the January 2007 awards, as a result of the discount rates applied to the deferred restricted stock units, a deferred restricted stock unit was given an economic value of 90% of the price of a share of common stock on the grant date. Based on that calculation, the number of shares awarded was rounded up to the nearest 100 shares.

The awards vested and became nonforfeitable on January 10, 2008, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control. Delivery of the vested shares is deferred until the earlier of cessation of the director’s service to VASCO or a change in control.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2007.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3) (4)	Option Awards (3) (5)	Total
Michael Cullinane	$51,000	$59,577	$2,430	$113,007
John Walter	$46,000	$59,577	$2,430	$108,007
John Fox	$46,000	$59,577	$10,287	$115,864
Jean Holley	$44,000	$59,577	—	$103,577

(1)

The aggregate number of shares underlying unexercised option awards outstanding on December 31, 2007 for each of the Company’s non-employee directors was: Mr. Cullinane, 112,000; Mr. Walter 60,000; Mr. Fox, 15,000; and Ms. Holley, 0. The aggregate number of unvested stock awards outstanding on December 31, 2007 for each of the Company’s non-employee directors was: Mr. Cullinane, 3,800 deferred restricted stock units; Mr. Walter 3,800 deferred restricted stock units; Mr. Fox, 3,800 deferred restricted stock units; and Ms. Holley, 3,800 deferred restricted stock units. The deferred restricted stock units are discussed further in “Compensation of Directors,” above, and in footnote 4, below.
(2)	Includes annual retainer and fees for committee memberships and chairmanships.
(3)	The amounts reflected represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). Such amounts may include amounts recognized for awards granted during 2007 and prior fiscal years. Please refer to Note 9, “Stock Based Compensation,” of our consolidated financial statements for 2007 included in this Annual Report on Form 10-K , for a discussion of assumptions relevant to the calculation of such amounts. The awards were granted under VASCO’s 1997 Stock Compensation Plan.
(4)	On January 10, 2007, all of the Company’s non-employee directors, Messrs. Cullinane, Walter and Fox and Ms. Holley, were each awarded 3,800 deferred restricted stock units, as described above under “Compensation of Directors.” The grant date value of each director’s award calculated in accordance with SFAS 123(R) was $56,886. All awards were granted under VASCO’s 1997 Stock Compensation Plan.
(5)	There have been no stock option awards granted since 2005. The grant date fair value of stock options is calculated using the Black-Scholes option pricing model, with the expected life adjusted to reflect the effect of post-vesting restrictions. This compensation expense is recorded on a straight-line basis over the vesting period of the options. The assumptions used to determine the grant date fair value of the stock options at are described in Note 9 of our consolidated financial statements for 2007 included in this Annual Report on Form 10-K .

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Walter. None of these individuals were at any time during fiscal year 2007 or were formerly an officer or employee of VASCO. In addition, none or our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement titled, “Compensation Discussion and Analysis” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman
Michael P. Cullinane
John R. Walter
Jean K. Holley

March 14, 2008

INDEPENDENT AUDITORS

KPMG, our registered public accounting firm, served as independent auditors of our books and records for the year ended December 31, 2007 and has acted as auditors for the Company, and its predecessor, VASCO Corp., since 1994. The Audit Committee has not yet completed its review of the audit plan proposed by its independent registered public accounting firm for the fiscal year ending December 31, 2008 and, therefore, has not selected the Company’s independent registered public accounting firm for the current year. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2009 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not later than December 30, 2008 and must otherwise comply with the requirements of Rule 14a-8. Proposals received after December 30, 2008 will not be considered until the Company’s 2010 annual meeting of stockholders.

PROXY SOLICITATION

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

As we have not engaged in related person transactions, we have not adopted any formal policies or procedures for the review, approval or ratification of related person transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that for the year period ended December 31, 2007, all of the company’s directors, executive officers and greater than 10% beneficial owners complied with Section 16(a) filing requirements applicable to them.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844). If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

/s/ Clifford K. Bown
Clifford K. Bown
Secretary

Oakbrook Terrace, Illinois

April 28, 2008

VASCO DATA SECURITY INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS — June 11, 2008

1901 South Meyers Road, Oakbrook Terrace, Illinois 60181

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Kendall Hunt and Clifford Bown, and each of them with full power of substitution, as proxies to vote all the shares of common stock of VASCO Data Security International, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 11, 2008 and at any adjournment thereof, as designated for the items set forth and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 28, 2008.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN OR, IF NOT SPECIFIED, FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN ITEM 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. AT THIS TIME, MANAGEMENT KNOWS OF NO SUCH OTHER BUSINESS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Company’s Proxy Statement and Annual Report are available at www.vasco.com.

PLEASE MARK, DATE, AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED

ENVELOPE.

The Board of Directors recommends a vote FOR the election of the Director nominees set forth below.

1.	Election of Directors

Nominees: 01 – T. Kendall Hunt, 02 – Michael P. Cullinane, 03 – John N. Fox, Jr.

04 – John R. Walter, 05 – Jean K. Holley

For All	Withhold All	For All Except
☐	☐	☐

Instruction: To withhold authority to vote for any individual nominees, write the names of the nominees in the space provided below:

Date:

Signature:

Signature:
(If Held Jointly)

IMPORTANT: Please date and sign exactly as the name appears herein and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization and the title of the duly authorized officer or partner signing should be indicated.